Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

Reference is made to the Employment Agreement between CVS Caremark Corporation (the “Company”) and Per G.H. Lofberg, dated December 16, 2009 (the “Employment Agreement”). Pursuant to Section 7(f) of the Employment Agreement, the Company and the Executive hereby amend the Employment Agreement as follows, effective immediately:

(1)	Section 1(a) is amended by changing December 31, 2012 to December 31, 2013.

(2)	Section 2(b) is amended to replace the first sentence of such paragraph with the following two sentences:

Until August 31, 2012, Executive shall have and perform such duties, responsibilities, and authorities as are specified by the Company from time to time and as are consistent with his position as Executive Vice President, CVS Caremark and President, Pharmacy Benefit Services. As of September 1, 2012, Executive shall have and perform such duties, responsibilities, and authorities as are specified by the Company from time to time and as are consistent with his position as Executive Vice President, CVS Caremark. In each of the foregoing roles, Executive shall report to the Chief Executive Officer of the Company.

(3)	Section 3(b) is amended to add the following sentence at the end of the paragraph: “For performance years 2012 and 2013, Executive’s target bonus opportunity under the MIP shall be 150% of Base Salary.

(4)	Section 3(c) is amended to add the following sentence at the end of the paragraph: “In 2012, Executive’s award shall be granted 100% in stock options.”

(5)	Section 4(c) is amended as follows:

a.	The heading of Section 4(c) shall read: “Termination by the Company Without Cause or by Executive for Good Reason On or Before December 31, 2012”.

b.	Section 4(c)(i) is amended to add the words “on or before December 31, 2012” in the first line after the phrase “If Executive’s employment is terminated” and before the phrase, “by Company under circumstances that constitute a ‘Termination Without Cause’”.

c.	Section 4(c)(iv) is amended to add the following sentence at the end of the paragraph: “Notwithstanding the foregoing, if such 30 day period commences in one taxable year and extends into Executive’s next taxable year, no payments provided in this Section 4(c) shall commence prior to the second taxable year.”

d.	Section 4(c)(v) is amended to replace the words “during the Term of Agreement” with the words, “on or before December 31, 2012”

(6)	A new Section 4(d) is added, which provides:

(d) Termination by the Company Without Cause or by Executive for Good Reason after December 31, 2012.

(i) Severance. If Executive’s employment is terminated after December 31, 2012 by the Company under circumstances that constitute a “Termination Without Cause” or by the Executive under circumstances that constitute a “Termination by Executive for Good Reason,” each as defined in Section 4(c), then Executive shall be entitled to and his sole remedies under this Agreement shall be:

(A) Base Salary earned through the Separation Date and benefits due to Executive upon termination in accordance with the plans and policies of the Company;

(B) severance pay in the form of Executive’s Base Salary, paid on a monthly basis at the monthly rate in effect on the Separation Date, for the period of time from the date of the termination of employment until December 31, 2013 (the “2013 Severance Period”);

(C) pro rata MIP award for performance year 2013, determined in accordance with the MIP and paid at such time as awards are paid to current employees generally;

(D) treatment of existing stock option, restricted stock unit, LTIP and PEP awards in accordance with the ICP and the award agreements and plans, including any provisions relating to continued vesting during the 2013 Severance Period;

(E) continued participation in all medical, dental and vision insurance plans pursuant to COBRA (subject to Executive’s continued contribution at the same contribution rate as current employees receiving like coverage) until the earlier of: (A) the end of the 2013 Severance Period; or (B) the date the Executive receives coverage under the plans and programs of a subsequent employer; provided that in the event that Executive is entitled to such participation beyond the time that Executive may participate in the plans pursuant to COBRA, the Company shall pay to Executive a monthly cash amount equal, on an after-tax basis, to the amount that the Company contributed on a monthly basis to continue Executive’s coverage under COBRA.

(iv) Release and Compliance With Executive Covenants. Executive’s eligibility for and receipt of the payments and benefits set forth in this Section 4(d) is contingent on (A) Executive’s execution of the severance agreement provided by the Company (which will include a full release of claims against the Company and reaffirmation of the Executive Covenants set forth in Section 5) within 30 days after the Separation Date and (B) Executive’s compliance with the Executive Covenants set forth in Section 5. “Notwithstanding the foregoing, if such 30 day period commences in one taxable year and extends into Executive’s next taxable year, no payments provided in this Section 4(d) shall commence prior to the second taxable year.”

(v) Exclusivity of Severance Payments. Upon termination of the Executive’s employment after December 31, 2012 but not later than December 31, 2013, Executive shall not be entitled to any severance payments or severance benefits from the Company or any payments by the Company on account of any claim by Executive of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided in this Section 4(d).

(vi) Sunset of Severance Entitlement. Executive shall not be entitled to the benefits and payments referred to in Section 4(d) above for any termination of employment that occurs after December 31, 2013.

(7)	Section 5(a) is replaced in its entirety with the following language:

(a) Non-Competition. During Executive’s employment by the Company or one of its subsidiaries and during the Non-Competition Period following the termination of Executive’s employment for any reason, Executive will not, directly or indirectly, engage in Competition or provide Consulting or Audit Services within the Restricted Area.

(i) Engaging in “Competition” shall mean providing services to a Competitor of the Company (whether as an employee, independent contractor, consultant, principal, agent, partner, officer, director, investor, or shareholder, except as a shareholder of less than one percent of a publicly traded company) that: (i) are the same or similar in function or purpose to the services Executive provided to the Company during the last two years of his employment by the Company, and/or (ii) will likely result in the disclosure of Confidential Information to a Competitor or the use of Confidential Information on behalf of a Competitor.

(ii) A “Competitor” for purposes of this Agreement shall mean any person, corporation or other entity that competes with one or more of the business units of the Company. As of the Effective Date, it is understood that the Company’s business units include: (i) pharmacy benefits management (“PBM”), including the administration of pharmacy benefits for businesses, government agencies and health plans; mail order pharmacy; specialty pharmacy; and Medicare Part D services; (ii) “Retail Pharmacy,” which includes the sale of prescription drugs as well as over-the-counter medications, health, beauty, and other convenience items at retail; and (iii) basic acute health care clinics (“MinuteClinic”). It is understood and agreed that Retail Pharmacy Competitors include but are not limited to chain drug store companies such as Walgreen Co. and Rite Aid Corporation, as well as mass merchants that include Retail Pharmacies, including but not limited to, Wal-Mart Stores, Inc. and Target Corp., as well as food/drug combinations such as The Kroger Co. and Supervalu Inc. It is further understood and agreed that PBM Competitors include, but are not limited to, Medco Health Solutions, Inc., Express Scripts, Inc., SXC Health Solutions Corp., and Catalyst, Inc., as well as health plans that provide PBM services that compete with the Company’s PBM business. A person or entity shall not be considered a Retail Pharmacy Competitor if such entity derives annual gross revenues from its business in an amount that is less than 5% of the Company’s gross revenues from its Retail Pharmacy business. A person or entity shall not be considered a PBM Competitor unless it provides products or services that are offered by or compete with the products or services offered by CVS Caremark’s PBM business.

(iii) “Consulting or Audit Services” shall mean any activity that involves providing audit review or other consulting or advisory services with respect to any relationship between the Company and any third party, including but not limited to any PBM clients, and that is likely to result in the use or disclosure of Confidential Information. For purposes of this Agreement, providing Consulting or Audit Services shall expressly include, but is not limited to, providing such services for Aon Hewitt, Towers Watson, and/or Mercer, in connection with their PBM consulting business.

(iv) The “Non-Competition Period” shall be the period of twenty-four (24) months following the termination of Executive’s employment with the Company for any reason.

(v) “Restricted Area” refers to those states within the United States in which the Company conducts its business, as well as the District of Columbia and Puerto Rico.

(8)	Section 5(b) is replaced in its entirety with the following language:

(b)	Non-Solicitation.

(i) During Executive’s employment by the Company or one of its subsidiaries and during the Non-Solicitation Period, which shall be twenty-four (24) months following the termination of Executive’s employment with the Company for any reason, Executive will not, unless a duly authorized officer of the Company gives him written authorization to do so, interfere with the Company’s business relationships with a Covered Customer by soliciting or communicating (regardless of who initiates the communication) with a Covered Customer to induce or encourage the Covered Customer to (i) stop doing business or reduce its business with the Company, or (ii) buy a product or service that competes with a product or service offered by the Company’s PBM business. A “Covered Customer” is a customer (person or entity) of the Company’s PBM business with which Executive had business-related contact or dealings, or about and/or from which Executive received Confidential Information, during the two years prior to Executive’s termination with the Company. A Covered Customer does not include a customer that has fully and finally decided to cease doing any business with the Company independent of any conduct or communications by Executive or breach of these Executive Covenants, and that has, in fact, ceased doing any business with the Company. Nothing in this Paragraph shall prevent Executive from working as a staff pharmacist or in another Retail Pharmacy position wherein he would be providing or selling prescriptions or other products directly to consumers.

(ii) Executive also agrees that during the Non-Solicitation Period, Executive will not interfere with the Company’s relationship with its Business Partners by soliciting or communicating (regardless of who initiates the communication) with a Business Partner to induce or encourage the Business Partner to stop doing business or reduce its business with the Company, unless a duly authorized officer of the Company gives Executive written authorization to do so. “Business Partner” means a supplier, manufacturer, and/or pharmaceutical company (person or entity) with whom the Company has a business relationship and with which Executive had business-related contact or dealings, or about which Executive received Confidential Information, in the two years prior to the termination of Executive’s employment with the Company. A Business Partner does not include a supplier, manufacturer, and/or pharmaceutical company that has fully and finally decided to terminate its business relationship with the Company independent of any conduct or communications by Executive or breach of these Executive Covenants, and which has, in fact, ceased doing any business with the Company.

(iii) During the Non-Solicitation Period, Executive will not interfere with the Company’s relationship with any employee of the Company by: (i) soliciting or communicating with the employee to induce or encourage him or her to leave the Company’s employ (regardless of who first initiates the communication); (ii) helping another person or entity evaluate such employee as an employment candidate; or (iii) otherwise helping any person or entity hire an employee away from the Company unless a duly authorized officer of the Company gives Executive written authorization to do so. Where required by law, the foregoing restriction will only apply to employees with whom Executive had material contact or about whom Executive received Confidential Information within the two years prior to the termination of Executive’s employment with the Company.

(9)	Section 7(g) is replaced in its entirety with the following language:

(g) Taxation. The Company makes no guarantees or representations with respect to the taxability of any payments set forth herein. Nevertheless, the Executive and Company agree that it is the intent of the parties that this Agreement not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and that to the extent any provisions of this Agreement do not comply with such Section 409A the parties will make such changes as are mutually agreed upon in order to comply with Section 409A. In all events, to the extent required to avoid a violation of the applicable rules under all Section 409A by reason of Section 409A(a)(2)(B)(i) of the Code, payment of any amounts subject to Section 409A of the Code shall be delayed until the relevant date of payment that will result in compliance with the rules of Section 409A(a)(2)(B)(i) of the Code. Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to the Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)). Whenever payments under this Agreement are to be made in installments (e.g., severance payments in the form of monthly salary continuation), each such installment shall be deemed to be a separate payment for purposes of Section 409A. With respect to any reimbursement or in-kind benefit arrangements that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Any payments that qualify for the “short-term deferral” exception under Treasury Regulations 1.409A-1(b)(9)(iii), or another exception under Section 409A will be paid under the applicable exception to the greatest extent possible.

(10)	The parties hereto acknowledge, confirm and agree that, except as set forth above, the provisions of the Employment Agreement have been, are and shall remain in full force and effect and binding on the parties in accordance with their terms.

IN WITNESS WHEREOF, CVS Caremark Corporation has caused this instrument of amendment to be executed by its duly authorized officer, and the Executive has hereunto put his hand, this 29th day of March, 2012.

CVS CAREMARK CORPORATION

By:	/s/ Lisa G. Bisaccia
Lisa G. Bisaccia
Senior Vice President, Chief Human Resources Officer

Per G.H. Lofberg

/s/ Per G.H. Lofberg